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                                                                    EXHIBIT 23.1




CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-115662 of The Lubrizol Corporation of our report dated February 6, 2004 (July 19, 2004 as to Note 18 and August 18, 2004 as to the effects of the reorganized operating segments as described in Note 13)(which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142 in 2002), appearing in the Current Report on Form 8-K of The Lubrizol Corporation dated August 20, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
_________________________

DELOITTE & TOUCHE LLP
Cleveland, Ohio
August 24, 2004